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                                                                   EXHIBIT 10.22




                    AMENDED AND RESTATED CONSULTING AGREEMENT

                                 BY AND BETWEEN

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                                       AND
                                CONRAD A. KALITTA

WHEREAS, American International Airways, Inc., is currently involved in a litigation in the United States District Court for the Northern District of California captioned American International Airways, Inc. v. GATX Capital Corporation, et al, No. C 97-0378 WHO ("GATX litigation");

WHEREAS, the prosecution of this lawsuit will be enhanced by the participation of Conrad A. Kalitta ("Kalitta"), with regard to technical assistance, preparation for, and the execution of the lawsuit;

IT IS AGREED:

1. Kalitta shall assist American International Airways, Inc., and any successor corporation to American International Airways, Inc., ("AIA") in the preparation for the GATX litigation when such assistance is reasonably requested.

2. Kalitta's costs (apart from legal fees) incurred in rendering such assistance shall be reimbursed to Kalitta.

3. Kalitta shall bear the ultimate responsibility (regardless of the outcome of the litigation) for the payment of legal fees incurred in this litigation from the date of this Amended Agreement forward, subject to the provisions of Paragraph 4 below. However, AIA shall continue to pay such legal fees until final resolution of the litigation. Such payment of legal fees incurred from the date of this Amended Agreement forward shall be considered an interest-free loan to Kalitta, which shall be repaid in full within 60 days of the final resolution of the GATX litigation. For the purposes of this Amended Agreement, the final resolution of the GATX litigation shall occur either (a) when a final judgment has been entered in the matter and all appeal periods have expired, or (b) when the matter has been settled by all of the parties thereto, and either a judgment or a dismissal with prejudice has been entered in the matter pursuant to such settlement.

4. Any proceeds which AIA obtains from the GATX litigation, whether by virtue of judgment, settlement, or some other form of payment, shall be divided as follows:

     FIRST: Proceeds shall be applied to reimburse AIA for any legal fees and costs incurred by AIA in prosecuting the GATX litigation;

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     SECOND: Any remaining proceeds shall be applied to the cost of any necessary correction of mechanical problems attributable to the cargo conversion of those Boeing 747 aircraft currently known as N701CK and N706CK which may be required by the Federal Aviation Administration ("FAA") (in part, the subject matter of the GATX litigation) to remove restrictions imposed by the FAA on GATX-converted Boeing 747 aircraft due to the GATX conversion;

          and

     THIRD: Any Remaining Proceeds shall be divided between AIA and Kalitta, with Kalitta entitled to receive 90% of the Remaining Proceeds and AIA entitled to receive 10% of the Remaining Proceeds. The Remaining Proceeds include any amount received by AIA in excess of the fair market value of the aircraft at such time, assuming that the GATX-conversion problems have been remedied and special restrictions on use of the Aircraft have been removed, if the settlement or resolution includes transferring the aircraft to another party.

5. Regardless of the date of execution of this Agreement, the term of this Agreement shall be from the 24-October-1997, and shall continue until the distribution of all funds pursuant to Paragraph (4) above is complete.

6. This Agreement shall be governed and controlled in all respects by the laws of the State of Michigan, including as to interpretation, enforceability, validity and construction.

7. Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8. The terms of this Agreement may not be varied or modified in any manner, except in a subsequent writing executed by an authorized representative of both parties. This Agreement constitutes the entire understanding between the parties with respect to the payment of Kalitta for consulting services and supersedes any prior discussions, negotiations, agreements and understandings.

9. Any controversy or claim arising out of or related to this Agreement shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the arbitration award may be entered as a final judgment in any court of competent jurisdiction. Such arbitration shall be conducted utilizing a single arbitrator, and such arbitration shall be conducted in Ann Arbor, Michigan unless the parties otherwise agree in writing.

10. All notices and other communications required or permitted under this Agreement shall





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     be in writing and shall be deemed given when delivered personally or by registered or certified mail, return receipt requested, addressed as follows:

     If to AIA:            American International Airways, Inc.
                           2701 N. I-94 Service Dr.
                           Ypsilanti, MI  48198
                           Attn.:   Chief Financial Officer

     If to Kalitta:        American International Airways, Inc.
                           1349 S. Huron Street
                           Ypsilanti, MI  48197
                           Attn:  Conrad Kalitta

11. This Agreement shall be binding upon any successor corporation or other entity to AIA. The terms of this Agreement may not be varied or modified in any manner except in a subsequent writing executed by an authorized representative of both parties.

12. In the event of a breach by Kalitta of this Agreement, AIA shall notify Kalitta of such breach and shall allow Kalitta thirty days to cure such breach, or such longer time as may be required provided that Kalitta begins to endeavor to cure such breach within 30 days.



SO AGREED:


AMERICAN INTERNATIONAL AIRWAYS, INC.        CONRAD A. KALITTA


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Print:                                      Conrad A. Kalitta
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Its:                                        Dated:
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Dated:
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